SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2001

HAROLD'S STORES, INC.

(Exact name of registrant as specified in its charter)

Oklahoma (State or other jurisdiction of incorporation)	1-10892 (Commission File No.)	73-1308796 (I.R.S. Employer Identification No.)
765 Asp, Norman, Oklahoma 73069 (Address of principal executive offices) (Zip Code)
Registrant's telephone number, including area code: (405) 329-4045
Former name or former address, if changed since last report: Not applicable

ITEM 1. CHANGES IN CONTROL OF REGISTRANT

(a) Not applicable

(b) On February 6, 2001, Harold's Stores, Inc. (the "Company") and an entity controlled by Ronald de Waal signed a non-binding term sheet relating to a proposed $6 million private equity investment in the Company. Under the terms of the non-binding term sheet, Mr. de Waal, or an entity controlled by Mr. de Waal, would purchase from the Company $6 million of a new series of convertible preferred stock.

Ronald de Waal is a managing director of Inter-Him N.V., which currently owns 11.3% of the Company's outstanding shares and has been a Schedule 13D filing shareholder of the Company since 1994. Mr. de Waal is also Vice Chairman of the board of directors of Saks, Inc., as well as Chairman of We International, B.V., which operates more than 250 fashion specialty stores in Europe. On January 30, 2001, Mr. de Waal and Inter-Him N.V. filed with the Securities and Exchange Commission an amendment to Schedule 13D in connection with the proposal.

Under the terms of the proposal, the preferred stock would be subject to conversion at the option of the holder into common stock of the Company at a fixed rate of $1.27 per share. The conversion rights would become effective only if such rights are approved by the holders of common stock at the Company's 2001 annual meeting of shareholders. Certain existing shareholders holding approximately 45% of the outstanding common stock would under the terms of the proposal agree to vote their shares for approval of the conversion rights at the Company's 2001 annual meeting of shareholders.

The preferred stock would be redeemable by the Company after the third anniversary of the date of issuance at a price equal to the initial purchase price paid plus any accrued but unpaid dividends. Until converted or redeemed, the preferred stock would be entitled to receive quarterly dividends that cumulate annually at a rate of 10% per annum, which would be reduced to 8% per annum if the Company achieves certain profitability targets. Dividends would be payable 50% in cash and 50% in additional shares of preferred stock for the first two years and thereafter in stock or cash as the holders of the preferred stock may elect.

The proposal includes special voting rights and other terms that would result in the holders of the preferred stock having the ability to elect a majority of the board of directors and maintain effective control over the Company. As a result, if consummated the transactions contemplated by the non-binding term sheet would result in a change in control of the Company.

The proposed investment is subject to certain conditions, including the negotiation of definitive agreements for the proposed transaction, approval of the Company's lenders, compliance with applicable corporate and securities laws and American Stock Exchange requirements, and the Company's hiring of a new CEO. The Company has identified and currently is in final negotiations with a candidate for the CEO position. The term sheet is non-binding until a definitive agreement is negotiated and entered into and does not restrict the Company from seeking alternative sources of financing.

A copy of a press release issued by the Company on February 8, 2001 relating to the proposed investment is attached as an exhibit hereto.

The Company wishes to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements in this report that may be deemed to be forward-looking. This report contains forward-looking statements that are subject to risks and uncertainties including but not limited to the ability of the Company to raise additional capital and to consummate the transactions contemplated by the non-binding term sheet and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. These risks could cause the Company's actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

The following exhibit is filed herewith:

Exhibit No.	Description
99.1	Press Release of Harold's Stores, Inc. dated February 8, 2001.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HAROLD'S STORES, INC.

	By:	/s/ Jodi Taylor
Date: February 13, 2001		Jodi Taylor
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Press Release of Harold's Stores, Inc. dated February 8, 2001.

Exhibit 99.1

FOR IMMEDIATE RELEASE

HAROLD'S STORES, INC. REPORTS FOURTH QUARTER

SALES AND EXECUTION OF NON-BINDING TERM SHEET

FOR $6 MILLION EQUITY INVESTMENT

Norman, OK - February 8, 2001 - Harold's Stores, Inc. (AMEX symbol: HLD) (the "Company"), a chain of upscale ladies' and men's specialty apparel stores, announced today sales results for the fourth quarter and year-to-date period ended February 3, 2001. In addition, the Company announced that on February 6, 2001, it executed a non-binding term sheet with Ronald de Waal for a $6 million private equity investment in the Company.

Net sales for the fourth quarter reached $33.5 million, a 12.7% decrease from total fourth quarter sales of $38.3 million from the same period of the previous year. Comparable store sales declined 17.5% during the quarter.

Net sales for the fiscal year ended February 3, 2001, were $127.5 million as compared to $136.3 million for the prior fiscal year, a decrease of 6.4%. The fiscal year ended February 3, 2001, consisted of 53 weeks, as compared to 52 weeks in the prior fiscal year. Comparable store sales declined 11.9% during the fiscal year.

Under the non-binding term sheet, Mr. de Waal or an entity controlled by Mr. de Waal would purchase from the Company $6 million of a new series of convertible preferred stock. Under the terms of the proposal, the preferred stock would be convertible into common stock at a fixed rate of $1.27 per share and until converted would be entitled to receive quarterly cumulative dividends at a rate of 10% per annum, which would be reduced to 8% per annum if certain profitability targets are met. Dividends would be payable 50% in cash and 50% in additional shares of preferred stock for the first two years and thereafter in stock or cash as the holder may elect. The proposal includes special voting rights and other terms that would result in the holders of the preferred stock having the ability to elect a majority of the board of directors and maintain effective control over the Company.

Ronald de Waal is a managing director of Inter-Him N.V., which currently owns 11.3% of the Company's outstanding shares and has been a Schedule 13D filing shareholder of the Company since 1994. Mr. de Waal is also vice chairman of the board of directors of Saks, Inc., as well as chairman of We International, B.V., which operates more than 250 fashion specialty stores in Europe. On January 30, 2001, Mr. de Waal and Inter-Him N.V. filed with the Securities and Exchange Commission an amendment to Schedule 13D in connection with the proposal.

"We are extremely disappointed in our sales results for the fourth quarter. However, we are pleased that Ronald de Waal, a longstanding shareholder of the Company, has expressed his belief in our future by making this significant additional investment in the Company," said Rebecca P. Casey, chairman and chief executive officer of the Company. "We see his increased level of involvement as a very positive step toward improving our results of operations."

The proposed investment is subject to certain conditions, including the negotiation of definitive agreements for the proposed transaction, approval of the Company's lenders, compliance with applicable corporate and securities laws and American Stock Exchange requirements, and the Company's hiring of a new CEO. As previously announced, the Company has been actively searching for the right individual to assume the CEO position. The Company has identified and currently is in final negotiations with a strong candidate for the position. The agreement is non-binding until a definitive agreement is negotiated and does not restrict the Company from seeking alternative sources of financing.

Founded in 1948 and headquartered in Norman, Oklahoma, Harold's Stores, Inc., currently operates 52 upscale ladies' and men's specialty stores in 22 states. Online shopping is available at www.harolds.com. The Company's Houston locations are known as "Harold Powell."

Harold's Stores, Inc., wishes to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking. This release contains forward-looking statements that are subject to risks and uncertainties including but not limited to the impact of competition, pricing pressure, product demand and market acceptance risks, mergers and acquisitions, reliance on key strategic alliances, the ability to attract and retain key employees, the availability of cash for growth, fluctuations in operating results, ability to continue funding operating losses and other risks detailed from time to time in Harold's filings with the Securities and Exchange Commission. These risks could cause the Company's actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Harold's Stores, Inc.

Information Contact:

Jodi L. Taylor

Chief Financial Officer

Harold's Stores, Inc.

405-329-2045